Exhibit 10.1

FIRST AMENDED AND RESTATED

BMO WHOLESALE FINANCING AND SECURITY AGREEMENT

THIS AGREEMENT is made this 15th day of July, 2022 (the “Restatement Date”), between BANK OF MONTREAL (“BMO”), a Canadian Chartered Bank with the office of its Transportation Finance business located at 5750 Explorer Drive, 3rd Floor, Mississauga, ON L4W 0A9, and RUSH TRUCK CENTRES OF CANADA LIMITED (“DEALER”), an Ontario Corporation with its registered and head office located at 7450 Torbram Rd, Mississauga, ON L4T1G9, and with additional places of business located at 77 Bellevue Drive, Belleville, Ontario, K8N 4Z5, 1750 McConnell Avenue, Cornwall, Ontario, K6H 5V3, 400 Colonnade Drive, Kemptville, Ontario, K0G 1J0, 750 Dalton Ave, Kingston, Ontario, K7K 6Z3, 8240 Woodbine Avenue, Markham, Ontario, L3R 2N8, 787 Bloor Street West, Oshawa, Ontario, L1J 5Y6, 2716 Sheffield Rd, Ottawa, Ontario, K1B 3V9, 145 Walgreen Rd, Ottawa, Ontario, K0A 1L0, 17 Brandon Ave, Pembroke, ON K8A6W5, 605 Third Line East, Sault Ste Marie, Ontario, P6A 6J8, 1035 Falconbridge Road, Sudbury, Ontario P3A 4M9, and 2439 Riverside Drive, Timmins, Ontario, P4N 7C3.

CONTEXT OF AGREEMENT

BMO, or one or more predecessors in interest, has made wholesale financing available to DEALER, or one or more predecessors in interest, and BMO has made Advances to DEALER in accordance with the terms and conditions of the Existing Wholesale Financing Agreement, or one or more predecessors thereof.

BMO and DEALER agree to amend and restate the Existing Wholesale Financing Agreement, and to confirm that the security granted under the Existing Wholesale Financing Agreement or one or more predecessors thereof will continue to secure the obligations of DEALER to BMO, without novation, as follows:

1.	AMENDMENT AND RESTATEMENT

Effective as of the Restatement Date, this Agreement amends and restates the Existing Wholesale Financing Agreement in its entirety and constitutes the integrated agreement of the parties hereto with respect to the subject matter hereof. All references to the Existing Wholesale Financing Agreement in any of the Existing Security, other than this Agreement (including in any waiver or consent), shall be deemed to refer to the Existing Wholesale Financing Agreement as amended and restated hereby.

2.	INTERPRETATION

2.1	Definitions — In this Agreement, terms used and not otherwise defined herein have the meanings ascribed to them in Schedule A.

2.2	Headings and Table of Contents — The Headings and the Section titles are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

2.3

References — Unless something in the subject matter or context is inconsistent therewith, all references to Sections, Subsections, Exhibits and Schedules are to Sections, Subsections, Exhibits and Schedules to this Agreement.

2.4

Currency References and Payments — All amounts of money referred to in this Agreement are in Canadian Dollars unless otherwise stated. All payments made hereunder shall be made in the currency in which the Advance to which the payment relates was funded.

2.5	Payment for Value — All payments required to be made hereunder shall be made for value on the required day in same day immediately available funds.

3.	SECURITY

3.1

Grant of Security Interest — To secure performance or payment of Liability, DEALER hereby grants to BMO a Security Interest in the Collateral. As additional security for Liability, DEALER hereby assigns to BMO, as its interests may appear, all of DEALER’S right, title and interest in and to insurance proceeds payable to DEALER by reason of loss of or damage to all or any part of the Collateral.

3.2

Suspension of Grant — If the grant of the Security Interest in any of the Collateral would result in the termination, resolution, résiliation or breach of any agreement to which DEALER is party, including any franchise or licence agreement, or is otherwise prohibited or ineffective or requires prior consent (whether under the terms of such agreement or under applicable law), then such Security Interest in any Collateral shall be suspended pending such right, breach or prohibition being lifted, waived or otherwise remedied or terminated or suspended pending consent being obtained, as applicable, provided, however, that such right or breach or such prohibition or ineffectiveness is enforceable under applicable law. Where such right or breach or such prohibition or ineffectiveness exists, then the Security Interest created herein shall charge the Collateral immediately after such right or breach or such prohibition or ineffectiveness has been lifted, waived or otherwise remedied or terminated or immediately after such consent has been obtained.

3.3

Separate and Continuing Security — This Agreement, securing performance and payment of Liability pursuant to Sections 3.1 and 3.2, shall for all purposes be treated as a separate and continuing security and shall be deemed to have been given in addition to and not in place of any other security or guaranty now held or hereafter acquired by BMO. DEALER hereby acknowledges and agrees that the Existing Security secures and is and shall be deemed to be held by BMO as continuing collateral security for performance or payment of any and all Liability and all Liens created thereunder remain in full force and effect. As amended hereby, all terms of the Existing Security shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of DEALER and GUARANTOR.

4.	WHOLESALE FINANCING AND FINANCING TERMS

4.1	Credit Commitment and Limit — Subject to the terms and conditions hereof:

(a)

BMO agrees to make available to DEALER a Discretionary, Revolving Demand Wholesale Credit Facility in the maximum principal amount of the Credit Commitment (the “Credit Facility”) and to make one or more Advances to DEALER from time to time on a revolving basis up to the aggregate principal amount of the Credit Limit, subject to any increases or reductions thereof pursuant to the terms hereof, before the Scheduled Termination Date. Within the Credit Facility, BMO agrees to make available to DEALER, (i) a sub-line in the maximum principal amount, at any time, of up to 20% of the Credit Limit available at such time (the “Used Product Sub-line”) for the acquisition of Used Products to be held as Inventory; and (ii) a sub-line in the maximum principal amount, at any time, of up to the aggregate principal amount of $5,000,000 USD (the “USD Sub-line”) for the acquisition of Products to be held as Inventory, subject to, in the case of each of (i) and (ii), any increases or reductions thereof pursuant to the terms hereof, before the Scheduled Termination Date.

(b)

The sum of the aggregate principal amount of Advances outstanding at any time shall not exceed the Credit Limit available at such time, provided that the maximum principal amount of Advances available at any time for: (i) the acquisition of New Products shall not exceed the Credit Limit available at such time; and (ii) the acquisition of Used Products shall not exceed 20% of the Credit available at such time.

4.2

Purpose — This Credit Facility is being made available by BMO for purposes of financing the acquisition of New Products to be held as Inventory and, within the Credit Facility, the Used Product Sub-line is being made available by BMO for purposes of financing the acquisition of Used Products to be held as Inventory and the USD Sub-line is being made available by BMO for purposes of financing the acquisition of Products to be held as Inventory.

4.3

Availability — The availability of this Credit Facility and any extensions of credit hereunder is in the sole discretion of BMO. Any Advance hereunder is in the sole discretion of BMO and each Advance hereunder is subject to approval by BMO in its sole discretion and will be made available for the acquisition by DEALER of:

(a)

New Products from a Manufacturer or from any dealer in Canada by way of dealer trade/transfer to be held as Inventory and will be advanced in amounts equal to 100% of the Acquisition Cost of New Products purchased by DEALER, including freight charges and manufacturer’s holdback, less manufacturer’s incentives/rebates, deposits, cash down payments, security deposits, trade-in allowances, advance rental payments or partial advance rental payments, and may include an amount equal to the Taxes exigible on the acquisition of New Products, subject to approval by BMO in its sole discretion; and

(b)

Used Products from any recognized auction or any dealer in Canada by way of dealer trade/transfer or customer by way of trade-in to be held as Inventory and will be advanced in amounts equal to 100% of the wholesale value of Used Products and value-added attachments, if any, purchased by DEALER and determined by BMO in its sole discretion.

Subject to approval and the other provisions of this Agreement, upon timely fulfillment of all applicable conditions as set forth in this Agreement, BMO will make the requested amount of an Advance available to DEALER on the Advance Date requested by DEALER.

4.4

Advances — DEALER may request Advances from BMO from time to time. On any day, the maximum amount of all Advances (inclusive of the conversion of any Advances in USD to CAD at the Rate of Conversion) outstanding, when added to all then outstanding approvals by BMO of requests for Advances made by DEALER pursuant to Advance Notices, shall not exceed the Credit Limit.

4.5

Advance Notice — DEALER shall give an Advance Notice to BMO by no later than 10:00 a.m. at least one Business Day (or such shorter time as BMO may agree) before the date DEALER requests BMO to make an Advance. DEALER give all Advance Notices requesting an Advance to BMO by email or other electronic means of transmitting information or data acceptable to BMO (which notice shall be irrevocable once given), in a form acceptable to BMO. All Advance Notices concerning an Advance shall specify the date of the requested Advance (“Advance Date”), which shall be a Business Day, and the amount of the requested Advance. DEALER agrees that BMO may reasonably rely on any such electronic notice given by any person BMO in good faith believes is an authorized representative of DEALER without the necessity of independent investigation. For greater certainty, the Advance Date should be no later than the next Business Day following the date of an Advance Notice.

4.6

Advanced Funds — Each amount advanced or paid hereunder shall be advanced or paid, as the case may be, in immediately available funds in such form of funds as may from time to time be customarily used in Toronto, Ontario in the settlement of banking transactions similar to the banking transactions required to give effect to the provisions of this Agreement on the day such advance, disbursement or payment is to be made.

4.7

Direction to Pay — DEALER hereby irrevocably authorizes and directs BMO to pay, on its behalf, any invoices or electronic remittance advices presented to BMO, from time to time, that evidence the sale by a Manufacturer to DEALER of one or more items of New Products and confirms that any such payment to a Manufacturer will be and deemed to be an Advance under this Credit Facility for all purposes hereof.

4.8

Evidence of Indebtedness — The Liability of DEALER resulting from Advances made by BMO hereunder shall be evidenced by records maintained by BMO concerning the Advances it has made. The records maintained by BMO shall constitute, in the absence of manifest error, prima facie evidence of the Liability of DEALER to BMO in respect of Advances made and all details relating thereto. The failure by BMO to correctly record any such amount or date shall not, however, adversely affect the Liability of DEALER to pay amounts due hereunder to BMO in accordance with this Agreement.

4.9	Statements of Account — BMO may, from time to time, prepare and deliver to DEALER one or more statements of account reflecting the Advances and financing extended by BMO to DEALER hereunder.

4.10	Repayment — DEALER shall repay to BMO all Liability outstanding on demand in accordance with Section 8, and otherwise shall make payments as follows:

(a)

If an Advance included an amount in respect of Taxes payable on the acquisition of New Products, then such amount shall be due and payable by DEALER no later than the 90th day following the date of such Advance.

(b)

Until each Advance used to acquire New Products (a “New Product Loan”) has been repaid in full, DEALER shall make curtailment principal payments with respect such New Product Loan in amounts equal to the original principal amount of such New Product Loan multiplied by the percentages set forth below (each such payment, a “New Product Curtailment Payment”):

Curtailment Payment Date	% of Advance
Date that is 12 months after the Advance Date of such New Product Loan	10%
Date that is 18 months after the Advance Date of such New Product Loan	5%
Date that is 24 months after the Advance Date of such New Product Loan and each monthly anniversary of the Advance Date of such New Product Loan thereafter	5%

Each New Product Curtailment Payment shall be accrued on the applicable date set forth above and shall be due and payable on such date. Each such New Product Curtailment Payment shall be deemed to reduce the principal amount of the related New Product Loan.

(c)

Until each Advance used to acquire Used Products (a “Used Product Loan”) has been repaid in full, DEALER shall make curtailment principal payments with respect such Used Product Loan in amounts equal to the original principal amount of such Used Product Loan multiplied by the percentages set forth below (each such payment, a “Used Product Curtailment Payment”):

Curtailment Payment Date	% of Advance
Date that is 12 months after the Advance Date of such Used Product Loan	10%
Date that is 15 months after the Advance Date of such Used Product Loan	10%
Date that is 18 months after the Advance Date of such Used Product Loan	10%
Date that is 19 months after the Advance Date of such Used Product Loan and each monthly anniversary of the Advance Date of such Used Product Loan thereafter	5%

Each Used Product Curtailment Payment shall be accrued on the applicable date set forth above and shall be due and payable on such date. Each such Used Product Curtailment Payment shall be deemed to reduce the principal amount of the related Used Product Loan.

(d)

Upon the sale of an item of Financed Inventory, the unpaid balance of the Advance in respect of such item, together with all interest, fees and charges, shall be repaid by DEALER in accordance with Section 5.3.

(e)

If an item of Financed Inventory is lost, stolen or damaged, then the unpaid balance of the Advance in respect of such item, together with all interest, fees and charges, shall be immediately repaid by DEALER.

(f)

Each Advance shall mature and be due and payable by DEALER on demand and DEALER shall pay all outstanding Liability owing to BMO on the Scheduled Termination Date and DEALER may make repayments at any time, without penalty, upon notice delivered by DEALER to BMO no later than 12:00 p.m. (Toronto time) on the date of repayment (or such shorter time as BMO may agree).

(g)

If, on any Business Day, the sum of the unpaid principal balance of the Advances then outstanding exceeds the Credit Limit, then DEALER shall immediately and without notice or demand pay over the amount of the excess to BMO as and for a mandatory repayment of Liability (“Reimbursement Obligation”).

4.11

Payments — All payments of principal, interest, fees or other amounts to be made by DEALER to BMO pursuant to this Agreement shall be made for value on the day required hereunder, provided that if such day is not a Business Day then on the Business Day next following, by deposit or transfer thereof at the time specified herein to the account of BMO for such purpose as BMO may from time to time notify DEALER. Any payment made after 3:00 p.m. (Toronto time) shall be deemed to be made on the Business Day following the day of payment.

4.12

Reborrowing — Any principal amount of Advances repaid before the Scheduled Termination Date may, subject to the terms and conditions of this Agreement, be reborrowed, repaid and reborrowed again from time to time before the Scheduled Termination Date or demand in accordance with Section 8.

4.13

Currency — If, for the purposes of obtaining or enforcing judgment against DEALER or the GUARANTOR or any other guarantor in any court in any jurisdiction, it becomes necessary to convert the Liability into the currency of the jurisdiction giving such judgment (the “Judgment Currency”) an amount due hereunder in any other currency (the “Original Currency”), then the Liability shall be converted at the Rate of Exchange prevailing on the date for conversion selected by the court (the “Conversion Date”). If there is a change in the Rate of Exchange between the Judgment Currency and the Original Currency between the Conversion Date and the actual receipt by BMO of the amount due hereunder or under such judgment, DEALER, GUARANTOR and/or any other guarantors, notwithstanding such judgment, will pay all such additional amounts as may be necessary to ensure that the amount received by BMO in the Judgment Currency, when converted at the Rate of Exchange prevailing on the date of receipt, will produce the amount due in the Original Currency.

4.14

Interest Rate — Each Advance shall bear interest on the unpaid principal amount thereof from the date such Advance is advanced until paid in full (whether by acceleration or otherwise) at a rate per annum equal to, in the case of a CDOR Advance, CDOR plus 90 bps, and in the case of a LIBOR Advance, LIBOR plus 1.10 bps, calculated monthly in arrears and payable in arrears by DEALER on each Interest Payment Date and at maturity (whether by acceleration or otherwise). A change in CDOR and LIBOR will simultaneously cause a corresponding change in the interest payable for a CDOR Advance and a LIBOR Advance, respectively. BMO shall determine each interest rate applicable to a CDOR Advance and a LIBOR Advance and the Reimbursement Obligations hereunder using reasonable discretion based on industry-standard practices, and its determination thereof shall be conclusive and binding except in the case of manifest error. The annual rates of interest to which the rates determined in accordance with the foregoing are equivalent, are the rates so determined multiplied by the actual number of days in a period of one year commencing on the first day of the period for which such interest is payable and divided by 365 or 366 days, as the case may be.

4.15

Interest Payment — Interest shall accrue from and including the date of Advance to, but excluding, the date of any payment or repayment thereof and shall be payable by DEALER on each Interest Payment Date and on demand in accordance with Section 8 (whether by acceleration or otherwise). Interest payable hereunder shall accrue and be calculated daily upon the daily outstanding balance of the Advances made hereunder or thereunder on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be. All interest payments to be made in respect of the outstanding balance of such Advances shall be paid both before and after maturity and before and after default and/or judgment, if any, until full and unconditional payment of the outstanding balance of the Advances. The principle of deemed reinvestment shall not apply to this Agreement or any payments made by DEALER hereunder. DEALER acknowledges that BMO intends to strictly conform to the applicable usury laws governing this Agreement.

4.16

Interest on Overdue Payments — DEALER shall pay, on demand, interest on Overdue Payments to BMO from and including such due date up to but excluding the date of actual payment, both before and after demand, default or judgment, at a rate of interest per annum equal to, in the case of overdue amounts payable in currency of Canada, CDOR plus 290 bps, or, in the case of overdue amounts payable in currency of the United States, LIBOR plus 310 bps, compounded monthly. Interest payable hereunder shall accrue and be calculated daily upon the daily outstanding balance of Overdue Payments on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be.

4.17

Interest to be lawful — Notwithstanding any other provisions of this Agreement, in no event shall this Agreement require the payment or permit the collection of interest or other amounts in an amount or at a rate in excess of the amount or rate that is permitted by law or that would result in the receipt by BMO of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada). If, from any circumstances whatever, fulfilment of any provision of this Agreement shall involve transcending the limit of validity prescribed by applicable law for the collection or charging of interest, then the obligation to be fulfilled shall be reduced to the limit of such validity and if, from any such circumstances, BMO shall receive anything of value as interest or deemed interest under this Agreement in an amount that would exceed the highest lawful rate of interest permitted by applicable law, then such amount that would be excessive interest shall be applied to the reduction of the principal amount of this Credit Facility, and not to the payment of interest, or if such excessive interest exceeds the unpaid principal balance of this Credit Facility, then the amount exceeding the unpaid balance shall be refunded to DEALER.

4.18	CDOR Suspension or Replacement — If BMO determines (which determination shall be conclusive absent manifest error), or DEALER notifies BMO that DEALER has determined that:

(a)

adequate and reasonable means do not exist for ascertaining CDOR, including because the Reuters Screen CDOR is not available or published on a current basis for the applicable period ending immediately prior to any Interest Payment Date and such circumstances are unlikely to be temporary;

(b)

the administrator of CDOR or a Governmental Authority having jurisdiction has made a public statement identifying a specific date after which CDOR will permanently or indefinitely cease to be made available or permitted to be used for determining the interest rate of loans;

(c)

a Governmental Authority having jurisdiction over BMO has made a public statement identifying a specific date after which CDOR shall no longer be permitted to be used for determining the interest rate of loans; or

(d)

loans currently being executed, or that include language similar to that contained in this Section 5.13, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace CDOR, then reasonably promptly after such determination by BMO or receipt by BMO of such notice, as applicable, BMO and DEALER may mutually agree upon a successor rate to CDOR, and BMO and DEALER may amend this Agreement to replace CDOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar Canadian Dollar denominated syndicated credit facilities for such alternative benchmarks, together with any proposed successor rate conforming changes and any such amendment shall become effective at 5:00 p.m. (Toronto time) on the fifth Business Day after BMO shall have posted such proposed amendment to DEALER.

4.19

LIBOR Suspension or Replacement — Notwithstanding any provision to the contrary herein, upon the occurrence of any of the events relating to the suspension or replacement of LIBOR set out in Section 2.15 of the Fifth Amended and Restated Credit Agreement, the provisions of that Section 2.15 shall apply to the suspension or replacement of LIBOR Advances under this Agreement mutatis mutandis. For purposes of such application, all references in Section 2.15 of the Fifth and Amended and Restated Credit Agreement to “LIBOR Loans” shall be deemed to refer to LIBOR Advances, to “Administrative Agent” and “Lenders” shall be deemed to refer to BMO and to “Borrower Representative” shall be deemed to refer to DEALER.

4.20

Set off — In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of an Event of Default which remains unremedied (whether or not the Advances have been accelerated hereunder), BMO shall have the right (and is hereby authorized by DEALER) at any time and from time to time to combine all or any of DEALER’s accounts with BMO, and to set off and to appropriate and to apply any and all deposits (general or special, term or demand) including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured, and any other indebtedness at any time held by DEALER or owing by BMO on account of Liability, as the case may be, to or for the credit or account of DEALER against and towards the satisfaction of any Liability owing by DEALER, and may do so notwithstanding that the balances of such accounts and the liabilities are expressed in different currencies, and BMO is hereby authorized to effect any necessary currency at the noon spot rate of exchange announced by the Bank of Canada on the Business Day before the day of conversion. BMO shall notify DEALER of any such set-off from DEALER’s accounts within a reasonable period of time thereafter, although BMO shall not be liable to DEALER for its failure to so notify.

4.21

Further Assurances — DEALER agrees to execute and deliver to BMO any and all documents requested by BMO, including but not limited to promissory notes, in connection with the financing extended by BMO to DEALER hereunder.

5.	DISPOSITION OF FINANCED INVENTORY

5.1	Sales — Financed Inventory may be sold by DEALER only in the ordinary course of business and only in accordance with the terms and upon the conditions of this Agreement.

5.2

Proceeds of Disposition — The proceeds of disposition of any item of Financed Inventory received by DEALER will be held by DEALER in trust, and as agent and mandatary, for BMO’s benefit, for application as provided in this Agreement. DEALER will make all payments to BMO in accordance with Section 4.12 above. DEALER will: (a) pay BMO even if any Financed Inventory is defective or fails to conform to any warranties extended by any third party; and (b) not assert against BMO any claim or defence DEALER has against any third party.

5.3

Payment of Unpaid Advance — Upon the sale of an item of Financed Inventory, the unpaid balance of the Advance in respect of such item, together with all fees and charges, shall be repaid by DEALER at the earliest of:

(a)	the first Business Day after DEALER receives the proceeds of such sale, or

(b)

the 90th day after the date of such sale or, if the unpaid balance of the Advance in respect of such item is equal to or less than $1,000,000 per customer, the delivery of such item to the purchaser, unless and until changed by BMO, in its sole discretion, upon written notice to DEALER or DEALER is in default under the terms of this Agreement or any Advance, notwithstanding anything to the contrary set out in any agreement between BMO and DEALER, and all accrued and unpaid interest on the Advance shall be paid on the next Interest Payment Date.

5.4	Demonstration — Financed Inventory may be placed in the possession of a customer for demonstration purposes, subject to prior approval by BMO in its sole discretion.

5.5	Sold Out-of-Trust — The sale of any Financed Inventory for which BMO is not paid as required by Section 6.1 will constitute an “Out-of-Trust” occurrence in violation of this Agreement.

6.	COVENANTS OF DEALER

DEALER covenants and warrants to BMO as follows:

6.1

Payment or Performance of Liability — DEALER will pay when due all Liability and will observe or perform all Liability in accordance with the terms thereof. The obligation of DEALER to pay such Liability will be absolute and unconditional and will not be affected by any offset, counterclaim or occurrence whatsoever, whether against BMO or any other person, including but not limited to any damage to, loss or destruction of, or defect in any of the Products.

6.2

Maintenance of Collateral — DEALER: (a) will maintain and preserve the Collateral in good order and condition; (b) will, until sold by DEALER in accordance with the provisions of this Agreement, own all Collateral financed by BMO free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law (collectively, “Liens”), other than Liens in favour of BMO and subordinate Liens in favour of other persons; (c) will not permit the Collateral to be wasted or destroyed; (d) will protect the Security Interest of BMO; (e) will not cause or permit the removal of any component or accessory from an item of Financed Inventory except during the course of maintenance or repair; and (f) will maintain and preserve the Financed Inventory in good order and operating condition, repair and appearance, ordinary wear and tear only excepted; comply with all recommendations or requirements of manufacturer regarding the Financed Inventory so as to preserve all warranties, guarantees, representations, service contracts, contracts to stock spare parts and similar agreements, oral or written, express, implied, statutory, legal or conventional, relating to the Financed Inventory. If Financed Inventory is not, in the opinion of BMO, maintained in good order and condition, BMO may, without prejudice to any other rights, give written notice to DEALER to put such Financed Inventory in good order and condition, and if DEALER does not, within ten (10) days from the date of such notice, comply with the requirements therein set forth, BMO may cause such Financed Inventory to be put in good order and condition, the expense thereof to be paid or reimbursed by DEALER on demand. DEALER will immediately notify BMO of any loss of or damage to, or material diminution in value (including but not limited to diminution in value through demonstration to prospective customers) or any occurrence that adversely affects the value of the Collateral. If BMO, in its sole discretion, determines there has been any such loss, damage or diminution in value, DEALER will upon the request of BMO, pay to BMO, within such period as specified by BMO, such amount as BMO has determined to represent the amount of such loss, damage or diminution in value.

6.3

Taxes — DEALER will be liable for all taxes, fees or assessments on the Collateral, or the use thereof, and will reimburse BMO for amounts equal to all taxes, fees, or assessments including penalties and interest levied or based on this Agreement, the Collateral or the use or operation thereof, excepting only taxes measured by the net income or net worth of BMO.

6.4

Liability and Insurance — DEALER will indemnify, save and hold BMO harmless in respect to all existing or future loss, costs, charges, expenses, liabilities, claims, demands, penalties, damages, suits, actions and causes of action of every nature and kind whatsoever, including strict liability in tort or civil responsibility (“Claims”) sustained or suffered by BMO, or for which BMO may become liable, resulting from or arising out of, (a) BMO’s lawful exercise or performance of its rights or obligations under this Agreement; (b) any default of this Agreement; (c) any personal injury or property damage or other commercial loss arising out of the sale or delivery of, or the installation, ownership, use, operation, maintenance, condition, return, removal and redelivery of, Financed Inventory; (d) all Claims and defences asserted by any buyer of Financed Inventory relating to the condition of, or any representations regarding, any of the Financed Inventory; and (e) any personal injury or property damage or other commercial loss arising out of or incurred in the course of the business activities carried on by DEALER. DEALER assumes all risk of physical loss or damage to the Collateral and will provide and maintain insurance evidencing fire, extended coverage perils, vandalism and malicious mischief and theft insurance in an amount not less than the full insurable value of the Collateral plus such other insurance as BMO may specify from time to time, all in form and amount and with insurers satisfactory to BMO. Such insurance will include a loss payable clause showing DEALER and BMO as loss payees, as their interest may appear. DEALER will furnish to BMO certificates evidencing the insurance coverage required herein which certificates will require ten (10) days' prior written notice to BMO of cancellation. If DEALER does not secure any or all of the insurance required to be carried hereunder, BMO may, but is not obligated to, purchase such insurance, the cost of which must be reimbursed to BMO by DEALER on demand.

6.5

Records — DEALER will maintain at its permanent office complete and accurate records with respect to its business, including inventory, accounts and sales, and which records will also include the location of each item of Collateral at all times. Such records will be available at all times to BMO or its duly authorized representatives for purposes of inspection, and BMO and its representatives will have free access at all reasonable times to inspect any item of Collateral.

6.6

Authorization — DEALER hereby irrevocably authorizes BMO to sign and file on behalf of DEALER any financing statement or amendment thereof necessary or desirable to perfect the Security Interest of BMO.

6.7

Notification of Account Debtors — DEALER agrees that at any time or times, BMO may notify any Account Debtor or other person obligated on any Account, Chattel Paper or other item of Collateral of the interest of BMO therein. If DEALER is in default under this Agreement, BMO may further notify such Account Debtor or other person that such Account Debtor or other person is to make all payments directly to BMO. DEALER will, at the request of BMO, execute any such notifications.

6.8	Signatory Authorization —

(a)

DEALER hereby constitutes and appoints such of BMO’S employees or designees as BMO may decide from time to time as DEALER’S true and lawful attorney-in-fact to perform the following: (i) to write in the description of Products, the quantities, prices, interest rates, repayment schedules and other details of the transaction on a promissory note, other instruments or other documents evidencing DEALER’S obligation to BMO, which promissory notes, other instruments or other documents will be substantially in the form as designated by BMO from time to time; and (ii) to execute on behalf of DEALER the notification letters described in Section 6.7 hereof.

(b)

DEALER further agrees that, if DEALER is in default hereunder and, as a result of such default, Liability is accelerated by BMO, any employee or authorized representative of BMO may execute, sign, endorse and transfer in the name of DEALER notes, cheques, drafts, or other instruments for the payment of money and receipts, certificates of origin and applications for certificates of title or other documents, necessary to evidence, perfect and realize upon the Security Interest and Liability.

6.9

Name Change — DEALER will notify BMO of any proposed change in its name, identity, ownership or structure (including, if DEALER is a partnership, any proposed or actual change in the partners comprising the partnership) not less than thirty (30) days before such change is effective. If any such change would, in the opinion of BMO, adversely affect its Security Interest or otherwise adversely affect its interest under this Agreement or otherwise, BMO in its sole discretion, may notify DEALER of corrective action it will be required to take (including, without limitation, execution and filing any financing statements or financing change statements evidencing such change). DEALER will promptly comply with all the terms of any such notification.

6.10

Location of Collateral; Offices — Except for a sale, lease or rental of Products in accordance with this Agreement, DEALER will keep the Collateral in its possession or control at one of DEALER’S places of business specified in this Agreement, unless BMO consents in writing to removal of such Collateral to another location. DEALER will promptly notify BMO in writing of all proposed additional places of its business.

6.11

Transactions with Affiliates — Without the prior approval of BMO, DEALER will not sell, transfer, assign or otherwise convey any item of Collateral to any person or entity which controls, is controlled by, or is under common control with DEALER.

6.12

Financial Statements — DEALER will cause to be prepared and delivered to BMO as soon as practicable, and in any event within 120 days after the end of each of its fiscal years, annual audited Financial Statements of DEALER prepared on a consolidated combined basis, together with an unqualified opinion by an internationally recognized accounting firm, each in a form satisfactory to BMO, provided, however, that the filing by the GUARANTOR of its Annual Report on Form 10-K within the time prescribed by applicable law on the Electronic Data Gathering, Analysis and Retrieval System database maintained by the Securities and Exchange Commission shall be considered to satisfy the obligation of DEALER under this subsection.

6.13

Accuracy of Statements — DEALER represents and warrants that all representations and warranties now or hereafter made to BMO, whether in this Agreement or in any supporting or supplemental reports, statements or documentation, including, without limitation, statements relating to the Collateral and financial statements, are, and will continue to be, true and correct.

6.14	No Material Litigation — DEALER represents and warrants that there is no material pending or threatened investigation by any Governmental Authority, litigation or other legal proceeding.

7.	DEFAULT

DEALER will be in default of this Agreement upon the happening of any of the following events:

7.1	Sold Out-of-Trust — Failure to pay, perform or observe any Liability in accordance with its terms, including without limitation any Out-of-Trust occurrence.

7.2

Breach of Agreement — Breach by DEALER of any terms, conditions or covenants of this Agreement or any term of any other agreement previously or hereafter entered into between DEALER and BMO or any of BMO’S subsidiaries or affiliates.

7.3

Failure to Pay — Failure to pay when due any amount owed by DEALER to any Affiliate of BMO under the terms of any present or future document, agreement or instrument; or failure to perform or observe any term or provision to be performed or observed by DEALER under any present or future document, instrument or agreement furnished by DEALER to any Affiliate of BMO or otherwise acquired by an Affiliate of BMO.

7.4	Insolvency — Insolvency of DEALER or the making of an assignment for the benefit of creditors by DEALER or the commencement of proceedings in bankruptcy or for a receivership by or against DEALER.

7.5

Expropriation etc. — (a) If there occurs an (i) appropriation, (ii) confiscation, (iii) retention, or (iv) seizure of control, custody or possession of the Collateral by any Governmental Authority; or (b) anyone in the control, custody or possession of the Collateral or DEALER is accused or alleged or charged (whether or not subsequently arraigned, indicted or convicted) by any Governmental Authority to have used the Collateral in connection with the commission of any crime (other than a misdemeanor moving violation).

7.6

Guarantor Default — Default by GUARANTOR under the Guaranty Agreement or any other guarantor or a third party, or the death of an individual guarantor, under any guarantee, collateral agreement or other support agreement relating to the Liability.

7.7

Material Adverse Change — Any matter, event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on, (a) the business, financial condition, operations, property, assets, liabilities, undertaking or prospects of DEALER (taken as a whole); (b) the ability of DEALER to pay or perform its obligations under this Agreement or other obligations under any of the Existing Security; (c) the legality, validity or enforceability of this Agreement or any of the Existing Security; (d) the rights and remedies of BMO under this Agreement or any of the Existing Security; or (e) the perfection or priority ranking of any of the Security Interests constituted by this Agreement or the Existing Security or the rights or remedies intended or purported to be granted to BMO under Agreement or the Existing Security.

7.8	Judgment — DEALER fails to pay any final judgment or court order.

7.9

Material Contract — Termination of or failure to renew, for any reason, any agreement which is material to DEALER’S business pursuant to which the manufacturer named in such agreement has appointed DEALER a distributor of Products.

7.10

Material Adverse Effect — At any time that BMO believes, in good faith, the prospect of payment or performance of obligations under this Agreement or under any of the Existing Security is impaired or the Collateral is insecure, including, without limitation, DEALER’S default under any agreement with any third party has had or could reasonably be expected to have a material adverse effect on the business, financial condition, operations, property, assets, liabilities, undertaking or prospects of DEALER (taken as a whole).

8.	REMEDIES

Upon the occurrence of any of the events of Default specified herein, BMO may, at its option, (a) accelerate all Liability due or to become due and declare such Liability immediately due and payable without notice or demand (except as may be expressly required by law), and BMO may exercise and will have any and all rights and remedies accorded to it by the PPSA, and (b) appoint, in writing, a “receiver” or “receiver and manager” (each term, a “Receiver”) of the Collateral (which term when used in this Section 8 will include the whole or any part of the Collateral) and may remove or replace such Receiver from time to time or may institute proceedings in any court of competent jurisdiction for the appointment of a Receiver of the Collateral; and a Receiver so appointed and the agents, officers and employees of such Receiver may act on BMO’s behalf to enforce BMO’s rights included in this Section 8 with regard to the Collateral; and BMO will not be in any way responsible for any misconduct of any such Receiver. In addition, BMO may require DEALER to assemble the Collateral and make it available to BMO at a place to be designated by BMO which is reasonably convenient to all parties. BMO is also hereby authorized and empowered to enter in a lawful manner and without breaching the peace, any premises of DEALER or other place where Collateral may be located and take possession of the Collateral without notice or demand (except as may be expressly required by law), and DEALER waives, except where such waiver cannot be made under applicable law, any rights DEALER may have to such notice or demand. BMO may take possession of Collateral wherever found except as otherwise provided by applicable law. In connection with the enforcement of its Security Interest hereunder, BMO may take possession of any goods installed in, affixed to or otherwise in or upon the Collateral at the time of repossession, and hold such goods for DEALER at DEALER’S risk without any liability on the part of BMO. As to any Collateral which is rented to a customer of DEALER, BMO will be deemed to have taken possession of DEALER’S interest in such Collateral by giving notice to the lessee of such Collateral that BMO has acquired DEALER’S interest. Any sale or other disposition of any of the Collateral may be made at public or private sale or through public auction at the option of BMO. BMO may buy at any sale or public auction and become the owner of the Collateral. BMO may sell the Collateral without giving any warranties as to the Collateral. BMO may disclaim any warranties of title, possession, quiet enjoyment, or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. DEALER agrees that notice sent to it by any of the methods provided in Section 10.3 hereof at least fifteen (15) days before the action or occurrence described in such notice will constitute reasonable notice under applicable law; provided, however, that if the circumstances indicate that a shorter period of notice is reasonable, such shorter period will constitute reasonable notice under applicable law. DEALER will pay BMO on demand any and all expenses, including reasonable legal fees, disbursements and court costs, incurred or paid by BMO in protecting or enforcing any of its rights or remedies hereunder. Rights and remedies provided for herein are cumulative and will not limit rights or remedies otherwise available to BMO under any other agreement or applicable law.

9.	APPLICATION OF PAYMENTS - OFFSET

DEALER waives any right it may have to direct the application of any payments made by it to BMO, and BMO may at its option offset and deduct any Liability of DEALER from any or all sums owed by it to DEALER.

10.	GENERAL

10.1

Effective Date; Prior Agreements — This Agreement will take effect on the Restatement Date and will govern the relationship of the parties in respect to its subject matter on and after such date. If DEALER and BMO or any of BMO’S subsidiaries or affiliates have previously executed a security agreement or related financing agreements, such agreements will not be terminated by this Agreement, but in case of inconsistency, the terms of this Agreement shall prevail.

10.2

No Novation or Release — This Agreement is not intended to constitute, and does not constitute, a novation of the obligations and liabilities under the Existing Wholesale Financing Agreement or the Existing Security (including the Liabilities) or to evidence payment of all or any portion of such obligations and liabilities. Except as expressly provided herein, this Agreement (a) shall not cure any breach of the Existing Wholesale Financing Agreement or any “default” or “event of default” thereunder existing prior to the Restatement Date and (b) is limited as written and is not a consent to any other modification of any term or condition of any advance made under the Existing Wholesale Financing Agreement, which shall remain in full force and effect. This Agreement shall not in any way release or impair the rights, duties, obligations, Liabilities (as defined in the Existing Wholesale Financing Agreement) or Liens (as defined in the Existing Wholesale Financing Agreement) created pursuant to the Existing Security or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Restatement Date and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith and all of such rights, duties, Liabilities and Liens are assumed, ratified and affirmed by DEALER and GUARANTOR.

10.3

Notices — Any notice or other statement or document required or permitted under the terms of this Agreement may be delivered in person or by overnight courier to the party to whom the notice, statement or document is being given and must be in writing; or may be sent by facsimile or email transmission or mailed by ordinary, certified or registered mail, postage fully prepaid, in a properly addressed envelope to the party to whom notice is being given at the address listed as follows: (a) if to DEALER or GUARANTOR, to Rush Enterprises, Inc., 555 IH 35 South, Suite 500, New Braunfels, Texas 78130, Attention: Steven Keller, Chief Financial Officer, KellerS@RushEnterprises.com, Tel: (830) 302-5226, with copy to Rush Enterprises, Inc., 555 IH 35 South, Suite 500, New Braunfels, Texas 78130, Attention: Matt Willcox, Assistant General Counsel, WillcoxM@RushEnterprises.com, Tel: (830) 302-5288; and (b) if to BMO, 5750 Explorer Drive, 3rd Floor, Mississauga, ON L4W 0A9, Attention: Rene Langevin, Senior Analyst, Tel: 289-261-6026, Rene.Langevin@BMO.com. Any such notice, statement or document shall be deemed to have been given upon delivery in the case of personal delivery, one Business Day after deposit with an overnight courier, four calendar days after deposit in the mail or upon receipt of confirmation of transmission in the case of facsimile or email delivery.

10.4

Waivers — Failure of any party at any time to require performance of any provision will not affect the right to require full performance of that provision at any time thereafter, and the waiver by any party of a breach of any such provision will not constitute a waiver of any subsequent breach.

10.5

Assignment — This Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, DEALER will not without the prior written consent of BMO assign any right to credit advances from BMO or delegate any of its obligations under this Agreement to any third party. DEALER agrees that the security interests granted by DEALER hereunder shall be deemed to have been granted by DEALER to both BMO and any such assignees as security for the obligations of DEALER hereunder owing to each of them respectively. BMO may assign its rights and obligations under this Agreement at any time. DEALER agrees that the security interests granted by DEALER hereunder shall be deemed to have been granted by DEALER to both BMO and any such assignees as security for the obligations of DEALER hereunder owing to each of them respectively. DEALER waives and will not assert against assignee of BMO any claims, counterclaims, claims in recoupment, defenses, or set-offs for breach of warranty or for any other reason that DEALER could assert against BMO, except defenses that cannot be waived under the applicable law.

10.6

Authorization to Share Information — BMO or any assignee of this Agreement may receive from and disclose to any BMO Affiliate, the seller or manufacturer of any Products, any guarantor or other party having a disclosed or undisclosed obligation related to the Liabilities or Products, or any potential purchaser, participant or investor in the Liabilities or any assignee or affiliate of any of them (collectively, the “Entity”), and any credit reporting agency for any purpose, information about DEALER'S accounts, credit application and credit experience with BMO or any Entity. DEALER authorizes any Entity to release to BMO or any assignee, or any Affiliate of either of them any information related to DEALER'S accounts, credit experience and account information regarding DEALER. This will be continuing authorization for all present and future disclosures of DEALER'S account information, credit application and credit experience on DEALER made by BMO, or any Entity requested.

10.7

Location of DEALER — DEALER is a corporation amalgamated under the laws of Ontario, whose registered and head office or chief executive office is located at 7450 Torbram Rd, Mississauga, ON L4T1G9. DEALER agrees that it will not, without the prior written consent of BMO, change its jurisdiction of organization or its registered and head office or chief executive office.

10.8	Chattel Paper — The only copy of this Agreement that constitutes “Chattel Paper” is the original executed copy designated as “Original for BMO”.

10.9

Power of Attorney — DEALER hereby appoints BMO or any officer, employee or designee of BMO or any assignee of BMO (or any designee of such assignee) as DEALER’S attorney-in-fact to, in DEALER’S or BMO’S name: (a) prepare, execute and submit any notice or proof of loss in order to realize the benefits of any insurance policy insuring the Collateral; (b) prepare, execute and file any instrument which, in BMO’S opinion, is required by law to perfect and give or modify public notice of BMO’S interest in the Collateral; and (c) endorse DEALER’S name on any remittance representing proceeds of any insurance insuring the Collateral or the proceeds of the sale, or other disposition of any of the Collateral (whether or not such disposition is a default hereunder). This power is coupled with an interest and is irrevocable so long as any indebtedness secured hereunder remains unpaid. DEALER authorizes BMO or any officer, employee or designee of BMO or any assignee of BMO (or any designee of such assignee) to file a financing statement describing the Collateral and to file a financing statement covering assets of DEALER other than the Collateral described herein.

10.10

Governing Law — This Agreement is, for the purpose of determining the validity and enforceability of BMO’S security interest in the Collateral and its remedies upon default, and will be governed, construed and enforced in accordance with the laws of the jurisdiction (a) where DEALER is located with respect to any portion of the Collateral that is intangible or that is normally held for lease or leased to others or for Collateral used in more than one jurisdiction; and (b) for all other Collateral, where the Collateral is located; all without reference to conflict of laws principles. For all other purposes, including all matters of construction, validity and performance, this Agreement is and will be governed, construed and enforced in accordance with the laws of the Province of Ontario, without reference to conflict of laws principles. DEALER consents to the exclusive jurisdiction of the courts of the Province of Ontario for all purposes in connection with this Agreement. DEALER hereby waives and agrees not to assert any objection to the jurisdiction of any Ontario courts, including the objection of inconvenient forum. DEALER further consents that any process or notice of motion or other application to any Ontario court or a judge of that court, or any notice in connection with any proceedings hereunder, may be served inside or outside the Province of Ontario by registered or certified mail, return receipt requested, to the last known address or by personal service provided a reasonable time for appearance is allowed, or in such other manner as may be permissible under the rules of said courts. If any provision of this Agreement or its application is found in law to be invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

10.11

WAIVER OF JURY TRIAL AND CONSEQUENTIAL DAMAGES — IN ANY LITIGATION ARISING OUT OF OR RELATING TO ANY OF THE MATTERS CONTAINED HEREIN, OR ANY OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH, IN WHICH DEALER AND BMO ARE ADVERSE PARTIES, DEALER AND BMO EACH WAIVES TRIAL BY JURY. DEALER AND BMO, FOR THEMSELVES, THEIR SUCCESSORS AND ASSIGNS, WAIVE ANY RIGHT TO SUE FOR OR COLLECT FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY CHARACTER AS A RESULT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ENFORCEMENT BY EITHER PARTY OF ITS RIGHTS UNDER THIS AGREEMENT.

10.12

Reliance; Counterparts — Notwithstanding anything herein to the contrary, BMO may rely on any facsimile copy, electronic data transmission, or electronic data storage of this Agreement, billing statement, financing statement, authorization to pre-file financing statements, financial statements or other reports, which will be deemed an original, and the best evidence thereof for all purposes. This Agreement may be validly executed in one or more counterparts, each of which, when taken together, will constitute a single agreement binding upon all the parties hereto.

10.13

Personal Information and Privacy — BMO collects certain identifying, contact, banking and financial information as well as credit references and payment histories (the “Personal Information”) which it uses to assist with the correct identification of, and to facilitate contact with, individuals it does business with; to facilitate pre-authorized or other payment arrangements; to broaden its relationship with its customers by developing and recommending suitable products or services; to assess credit risk and manage lines of credit and total risk exposure; to ensure accurate registration of security; to assess likelihood of repayment of past due balances; and to locate customers and their assets for collection of delinquent accounts (the “Purposes”). DEALER consents to BMO using the Personal Information for the Purposes and providing some or all of the Personal Information to external services providers inside or outside Canada who process the Personal Information only in furtherance of the Purposes or in accordance with applicable law. DEALER agrees that any personal information regarding third parties, including its customers, provided to BMO will be provided only in accordance with applicable laws governing personal information. DEALER irrevocably authorizes BMO to investigate and make inquiries of former, current or future creditors or other persons and credit bureaus regarding or relating to DEALER (including, to the extent permitted by law, any equity holders of DEALER) and to exchange with third parties information concerning DEALER’S credit rating and capability and past record of meeting financial obligations. DEALER agrees to do, execute and perform all such acts, deeds, documents and things as may be reasonably required to assist BMO collecting credit, financial or other information regarding DEALER from third parties, whether such information was supplied by DEALER to such third parties or otherwise obtained by such third parties.

[ REMAINDER OF PAGE LEFT INTENTIONALLY BLANK; SIGNATURE PAGES FOLLOW ]

BANK OF MONTREAL			RUSH TRUCK CENTRES OF CANADA LIMITED

By:	/s/ Paul DeMarchi		By:	/s/ Kevin Tallma
	Name:	Paul DeMarchi		Name:	Kevin Tallman
	Title:	Managing Director signature of authorized officer		Title:	Chief Executive Officer signature of authorized officer

[ SIGNATURE PAGE OF FIRST AMENDED AND RESTATED WHOLESALE FINANCING AND SECURITY AGREEMENT ]

SCHEDULE A

DEFINITIONS

Account — has the meaning accorded it by the PPSA.

Account Debtor — means a person obligated on an Account.

Acquisition Cost — means the Manufacturer’s cost of New Products plus the cost of value-added attachments to DEALER, if any, which is substantiated by arm’s length sales invoices/bills of sale or other proofs of purchase acceptable to BMO in its sole discretion.

Advance — means an advance of monies made by BMO to or for the benefit of DEALER and borrowing by DEALER by way of CDOR Advance or LIBOR Advance under this Agreement and Advances means the aggregate amount of CDOR Advances or LIBOR Advances outstanding.

Advance Date — has the meaning ascribed to it in Section 4.5.

Advance Notice — means a notice, substantially in the form of Exhibit 1 attached hereto, requesting an Advance and setting forth the amount of the requested Advance, the Advance Date and setting forth such other information as BMO may reasonably require from time to time, executed by DEALER and delivered to BMO.

Affiliate — means and includes any direct or indirect parent, subsidiary or sister entity of a party.

Agreement — means this Amended and Restated BMO Wholesale Financing and Security Agreement and any Schedules and Exhibits hereto, as amended, supplemented, modified, restated or replaced from time to time.

Business Day — means a day of the year, other than a Saturday, Sunday or statutory holiday, on which BMO is open for business at its main branch or office in Toronto, Ontario.

CDOR — means, on any day, the annual rate of interest which is the rate determined as being the arithmetic average of the quotations of Schedule I Canadian banks listed in respect of Canadian Dollar denominated bankers’ acceptances with terms to maturity of 30 days displayed and identified as such on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time) rounded to the nearest 1/100th of 1% (with .005% being rounded up) and in no event less than zero, as of 10:00 a.m. Toronto, Ontario local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by BMO after 10:00 a.m. Toronto, Ontario local time to reflect any error in a posted rate of interest or in the posted average annual rate of interest); and if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the CDOR on that day shall be calculated as the rate applicable to Canadian Dollar denominated bankers’ acceptances with terms to maturity of 30 days quoted by BMO as of 10:00 a.m. Toronto, Ontario local time on such day; or if such day is not a Business Day, then as quoted by BMO on the immediately preceding Business Day.

CDOR Advance — means an Advance in currency of Canada at CDOR plus 90 bps.

Chattel Paper — has the meaning accorded it by the PPSA.

Claims — has the meaning ascribed to it in Section 6.4.

Collateral — means all Products of DEALER, whether the Products or DEALER’S right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located, including, without limitation, all Inventory, Accounts, Intangibles, Chattel Paper (whether tangible or electronic) and documents of title relating to the Products and Proceeds of, or related to, any of the foregoing, including insurance proceeds payable to DEALER by reason of loss of or damage to all or any part of the Products. Without limiting the foregoing, Collateral includes DEALER’S right to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due to DEALER from a seller or manufacturer of any Products, and includes, without limitation, all books and records, electronic or otherwise, which evidence or otherwise relate thereto, and all computers, disks, tapes, media and other devices in which such records are stored. Terms used in this definition, but not defined herein, will have the respective meaning accorded such terms by the PPSA.

Conversion Date — has the meaning accorded it by Section 4.13.

Credit Commitment — means the commitment of BMO to make Discretionary, Revolving Demand Advances available to DEALER from time to time on a revolving basis up to the aggregate maximum principal amount of $116,700,000 CAD.

Credit Facility — has the meaning accorded to it by Section 4.1(a).

Credit Limit — means Advances in an aggregate principal amount at any one time outstanding not to exceed $116,700,000 CAD.

Existing Wholesale Financing Agreement — means the BMO Wholesale Financing and Security Agreement and Supplemental Agreement, each dated February 21, 2019, between BMO and DEALER, and the BMO Wholesale Financing and Security Agreement and Supplemental Agreement, each dated February 21, 2019, between BMO and Tallman Truck Centre Limited, and the BMO Wholesale Financing and Security Agreement and Supplemental Agreement, each dated February 21, 2019, between BMO and Tru-Nor Truck Centres Limited, which agreements DEALER became subject to upon amalgamation with Tallman Truck Centre Limited and Tru-Nor Truck Centres Limited effective November 1, 2019.

Existing Security — means the Existing Wholesale Financing Agreement and all other security agreements or other instruments or documents that created or provided for a Security Interest in personal property of DEALER, or a predecessor in interest, including all instruments or documents that evidence a Security Interest, created or granted by DEALER, or a predecessor in interest to which DEALER is subject, to or in favour of BMO, or a predecessor in interest and assigned to BMO, and the Guaranty.

Fifth Amended and Restated Credit Agreement — means the Fifth Amended and Restated Credit Agreement dated September 14, 2021, among certain subsidiaries of Rush Enterprises, Inc., as borrowers, Rush Enterprises, Inc., as the borrower representative, certain lenders, and BMO Harris Bank, N.A., as administrative agent, further amended, supplemented, extended, renewed, restated or replaced from time to time.

Financed Inventory — means New Products and Used Products now or hereafter financed by BMO.

Governmental Authority — means any nation, sovereign or government, any federal, provincial, territorial or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any regulatory body, arbitrator, public sector entity, and any self-regulatory organization.

Guarantor — means Rush Enterprises, Inc.

Guaranty — the Amended and Restated Guaranty Agreement dated as of July 15, 2022, made by Rush Enterprises, Inc. and accepted by BMO, as amended, supplemented, extended, renewed, restated or replaced from time to time.

Intangibles — has the meaning accorded it by the PPSA.

Interest Payment Date - means the first Business Day of each calendar month, or such other date or dates as BMO and DEALER may agree in writing.

Inventory — has the meaning accorded it by the PPSA.

Judgment Currency — has the meaning accorded it by Section 4.13.

Liability or Liabilities — means any and all direct and indirect liabilities and obligations, absolute, contingent or otherwise, of DEALER to BMO, of every kind and description, now existing or hereafter arising, whether under this Agreement or any other agreement, and whether due directly or acquired by assignment. Liability includes obligations to perform acts or refrain from taking action, as well as obligations to pay money.

Liens — has the meaning accorded it by Section 6.2.

LIBOR — means, for each calendar month, the greater of (a) zero and (b) (i) the rate of interest quoted in The Wall Street Journal, Money Rates Section as the “Libor, 1 month” rate on the last Business Day of the immediately preceding calendar month, or (ii) if the interest rate specified in clause (i) is not published or available, the offered rate per annum for deposits of USD Dollars for a period of one month that appears on Reuters Screen LIBOR 01 Page as of 11:00 a.m. (London, England time) two Business Days prior to the first day in such calendar month, or (iii) if the interest rate specified in clauses (i) and (ii) is not published or available, the rate of interest per annum, as determined by BMO at which deposits of USD Dollars in immediately available funds are offered at 11:00 a.m. (London, England time) two Business Days prior to the first day in such interest period by major financial institutions reasonably satisfactory to BMO in the London interbank market for such interest period for the applicable principal amount on such date of determination.

LIBOR Advance — means an Advance in currency of the United State of America at LIBOR plus 1.10 bps.

Manufacturer — means any manufacturer approved by BMO from time to time.

New Products — means Products not previously used or sold at retail.

New Product Curtailment Payment and New Product Loan— have the meanings accorded to them by Section 4.10(b).

Original Currency — has the meaning accorded it by Section 4.13.

Overdue Payment — means any amount owing by DEALER under this Agreement and any amount disbursed by BMO hereunder or thereunder which is not paid when due or any portion thereof.

Personal Information — have the meanings accorded them by Section 10.13.

PPSA — means, at the relevant time, the Personal Property Security Act then in force under applicable provincial or territorial law.

Proceeds— has the meaning accorded it by the PPSA.

Products — means Inventory, whether now owned or hereafter acquired by DEALER and wherever located, consisting of all new and used vehicles, including, without limitation, trucks, tractors, buses, trailers, semi-trailers, chassis and glider kits, together with all attachments, accessions, accessories, exchanges, replacement parts, substitutions, repairs, additions, improvements and enhancements thereto, provided that, for the avoidance of doubt, Inventory shall not include (a) inventory of DEALER consisting of unattached parts and accessories; and (b) vehicles owned by DEALER and leased to third parties, provided that, if such vehicles were financed with any Advances hereunder, such vehicles have been paid for hereunder.

Purposes — have the meanings accorded them by Section 10.13.

Rate of Conversion — means, on any day, the rate, expressed in CAD, quoted by BMO as the spot rate for the purchase of one USD at 12:00 noon (Toronto time) on such day and if such day is not a Business Day, then on the immediately preceding Business Day and includes any premiums or costs payable in connection with the currency conversion then being effected.

Rate of Exchange — means, on any day, the rate, expressed in the Judgment Currency or the Original Currency, as applicable, quoted by BMO as the spot rate for the purchase of one monetary unit of the Original Currency or one monetary unit of the Judgment Currency, respectively, as applicable, at 12:00 noon (Toronto time) on such day and if such day is not a Business Day, then on the immediately preceding Business Day, and includes any premiums or costs payable in connection with the currency conversion then being effected.

Receiver — has the meaning accorded it by Section 8.

Reimbursement Obligation — has the meaning accorded it by Section 4.10(g).

Scheduled Termination Date — means September 14, 2026, or such earlier date on which this Credit Facility is terminated in whole pursuant to Section 8.

Security Interest — has the meaning accorded it by the PPSA.

Taxes — means all goods and sales taxes imposed by federal, provincial or territorial taxing authorities on Inventory of Products .

USD Sub-line — has the meaning accorded to it by Section 4.1(a).

Used Products — means Products that satisfy the conditions as follows: (a) Products that are used trucks, trailers, light-duty and heavy-duty equipment, with either more than one-hundred (100) hours logged on or associated with such Products or whose original invoices are dated more than twelve (12) months as measured against the date of the original manufacturer's invoice for such Products and that (i) are acquired by DEALER as a trade or exchange in connection with Inventory financed by BMO, or (ii) have been previously sold at retail or registered in any province with the appropriate provincial authorities in accordance with applicable provincial law (including federal laws applicable therein), and (b) Products must be in good physical and mechanical condition and are subject to BMO’s prior approval.

Used Product Curtailment Payment and Used Product Loan — have the meanings accorded to them by Section 4.10(c).

Used Product Sub-line — has the meaning accorded to it by Section 4.1(a).